P.O. Box 25099  ▫  Richmond, VA 23260  ▫  Phone: (804) 359-9311  ▫  Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports Solid Annual Results
Richmond, VA, May 23, 2011 / PRNEWSWIRE

HIGHLIGHTS

Fiscal Year 2011
Diluted earnings per share decreased 5% to $5.42, compared to last year’s record $5.68.
Revenues up 3%, to $2.6 billion.
Operating income down slightly, to $254.6 million.
Operating income includes net benefit from non-recurring items of $5.3 million.
Previously announced 40th annual increase in dividends and repurchased 4.6% of outstanding shares

Fourth Fiscal Quarter
Diluted earnings per share increased to $0.95, compared to $0.90 last year.
Operating income up 9%, to $46.3 million, including $7.5 million in restructuring charges.
Revenues increased 20%, to $680 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that for the fiscal year ended March 31, 2011, diluted earnings per share were $5.42, down about 5% from last year’s record earnings of $5.68 per diluted share. Net income attributable to Universal Corporation for fiscal year 2011 was $156.6 million, a decrease of 7% compared to $168.4 million last year, primarily due to lower results for the Company’s South American operations and Oriental tobacco joint venture. Revenues for fiscal year 2011 were $2.6 billion, a 3% increase compared to last year, reflecting higher selling prices on lower volumes shipped during the period. The price increases were generally related to higher green leaf costs and the effects of a weak U.S. dollar.

Results for fiscal year 2011 also include the effects of several non-recurring items, which provided a net pretax benefit of $5.3 million, or about $0.12 per diluted share. During the third fiscal quarter, the Company recorded a net gain of $19.4 million before taxes, or $0.44 per diluted share, to recognize the assignment of tobacco production contracts with approximately 8,100 farmers in Brazil, along with the sale of related assets, to a subsidiary of Philip Morris International (“PMI”). In addition, the second fiscal quarter included a benefit of $7.4 million before taxes, or $0.17 per diluted share, for the reversal of a portion of a previously recorded European Commission fine after a favorable court ruling. These gains were largely offset by the effects of combined restructuring and impairment charges associated with initiatives to adjust various operations and reduce costs, including a significant portion related to the closure of the Company’s Simcoe operations in Canada. Most of the restructuring costs represent accruals for employee termination benefits at operating locations in North America, South America, Africa, and Europe and at corporate headquarters. Total restructuring and impairment costs for the fiscal year ended March 31, 2011, were $21.5 million, or $0.49 per diluted share, of which about $5.6 million are noncash charges.

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Universal Corporation

For the fourth quarter of fiscal year 2011, net income was $27.1 million, or $0.95 per diluted share, compared to last year’s net income of $26.4 million, or $0.90 per diluted share.  Results were improved over the prior period as the effects of higher volumes and margins in most regions were reduced by the accrual of additional restructuring and impairment costs of $7.5 million, or $0.17 per diluted share.  Revenues for the quarter increased by about 20% to $680 million due largely to increased volumes in Africa on the completion of some of the shipments delayed earlier in the year.

Mr. Freeman stated, “We achieved strong results for fiscal year 2011, particularly in light of the challenging market conditions that we faced. Recent customer efforts to obtain leaf directly from farmers have changed parts of our business. In the last two years, both Japan Tobacco and Philip Morris International have taken steps to purchase more of their leaf needs directly from farmers. As we have said, we believe we have already experienced the effects of Japan Tobacco’s increase in direct leaf procurement on our volumes in fiscal year 2011 in the United States, Malawi, and Brazil. Philip Morris International’s assumption of farmer contracts will reduce our purchases of Brazilian leaf in fiscal year 2012. We continue to expect that, after contracts expire this month, our processing volumes in the United States will decline significantly. As we noted last year, we estimate that reduction will cause a decrease of about $30 million in operating income. We have had some success in broadening our customer base and expanding the services we offer our customers. However, in the near term, we will not be able to replace all the processing volumes in the United States.

“At the same time, we are experiencing the effects of leaf oversupply that we have been predicting, and we expect to see the financial impact of lower leaf prices and tighter margins that typify such cycles in fiscal year 2012. We believe that during the two prior fiscal years of higher than normal demand, a number of customers increased their leaf inventory levels. Those higher inventories, combined with softer cigarette sales in some markets, have led to reduced leaf demand for current crops, evidenced by slower than normal purchasing in major markets.

“Periodic cycles of under- and oversupply of leaf are not unusual in our business, and we have successfully navigated oversupplied markets throughout the history of the company. Although dealer unsold inventories are currently not excessive, we expect them to grow significantly during this season. Our uncommitted inventories are still at a manageable level, and we are working aggressively to avoid accumulating excess inventories during the oversupply period. However, we will not be able to avoid some accumulation of unsold inventory or the inevitable pressure on margins that comes with an oversupply.

“We believe that our discipline and conservative capital structure will stand us in good stead during this period. In addition, our cost-saving restructuring initiatives are well underway, and we will continue to review our operations to control or reduce costs. We have continued to assert the value that the dealer industry adds to the system, both to the manufacturer and the farmer, and that is especially important in today’s markets.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Fiscal Year 2011

For the fiscal year ended March 31, 2011, operating income for the flue-cured and burley tobacco operations was about $229 million, a 4% decrease compared to the prior year’s record $240 million results. The decrease was caused primarily by reduced volumes and margins in some operations within the Other Regions segment. Revenues for the group were relatively flat as reduced volumes for the year in South America, Europe, and North America, were balanced by higher volumes in Africa and Asia.

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Operating income of $170 million for the Other Regions segment was down about 7% compared to the prior year. Earnings in Africa increased over the previous year on higher sales volumes as well as additional third party processing. The region also benefited from net gains on foreign currency remeasurement and exchange compared to net losses in the prior year. Asia results were improved for the year as well, primarily due to higher volumes from larger crops in the Philippines and better margins related to lower unit costs on those volumes. South America results were down significantly, affected by lower volumes sold from both Brazil and Argentina. A smaller Brazilian crop due to weather conditions, significantly lower customer demand for Argentine leaf, and the effects of customer inventory corrections all reduced volumes. Margins also declined on higher unit production costs and higher green leaf prices. Earnings in Europe were also down for the fiscal year on lower volumes and margins, lower exchange gains this year, and the translation effects of a stronger dollar against the Euro and other European currencies. Overall results for this segment benefited from lower selling, general, and administrative expenses caused by the previously mentioned currency gains as well as lower overhead expenses, in part related to FCPA and employment costs in the prior year. Although overall volumes for the Other Regions segment were down, cost of sales increased on higher leaf costs, in part due to the weaker dollar. Overall segment revenues were up as those higher costs of leaf were reflected in selling prices.

The North America segment reported improved operating income of $59 million as lower U.S. volumes from the fiscal year 2011 crop were offset by sales of carryover crops, additional third-party processing business in the United States, and lower overhead charges. Revenues for the segment were down by about 5% on reduced sales volumes despite improved product mix. Cost of sales for this segment was lower on overall lower volumes sold, while selling, general and administrative costs benefited from overhead reductions.

Fourth Quarter

In the fourth quarter ended March 31, 2011, operating income for flue-cured and burley operations increased by nearly 22% to $48.4 million compared to the same period last year.  The improvement was mainly due to increased volumes in Africa on the completion of some of the shipments previously delayed, as well as currency remeasurement gains.  Improved results for the quarter were also achieved in Europe from the later timing of crop shipments this year, and in South America where earnings increased due to a gain on the sale of a storage facility and net benefits from foreign currency remeasurement and exchange.  North America segment results declined on lower volumes, as a larger portion of last year’s shipments occurred in the fourth quarter.  Revenues for the quarter were up nearly 16% to $572.5 million, as volume increases in Africa and Europe outweighed declines in North America.

OTHER TOBACCO OPERATIONS:

In the Other Tobacco Operations segment, operating income for fiscal year 2011 declined by 28% to about $29 million, due primarily to significantly lower results from the oriental tobacco joint venture on reduced sales volumes on customer inventory adjustments as well as lower margins and smaller currency remeasurement gains. Dark tobacco results were flat compared with the prior fiscal year as the effects of increased volumes and reductions in domestic overhead costs were reduced by lower earnings resulting from the weather-damaged Indonesian crop, which is also expected to affect next fiscal year’s results. Revenues for this segment increased by 20% to $287 million, primarily related to higher sales in the just-in-time services group, increased dark tobacco shipments after a soft beginning to the prior year, and higher imports of oriental tobacco into the United States. Those higher volumes also caused an increase in cost of sales while selling general and administrative costs were flat.

For the fourth quarter, Other Tobacco Operations segment operating results increased by $4.9 million to $13.2 million influenced primarily by the effects of the timing of sales of oriental tobacco shipments into the United States that had been delayed in the comparable prior year period.  Dark tobacco results were also up slightly as the overall effect of improved domestic volumes and lower factory costs was offset in part by the decline in Indonesian results.  Revenues for this segment also increased substantially to $107.8 million largely due to the oriental shipment timing previously mentioned.

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Universal Corporation

OTHER ITEMS:

Cost of goods sold increased by nearly 6% due to the influence on leaf prices of a weaker U.S. dollar and higher farm input costs, as well as a lower proportion of stem in the sales mix.  Selling, general, and administrative expenses decreased by more than $33 million, or 12%, compared to last year. Predominant factors in the reduced expense for the year included the $7.4 million reversal of the European Commission fine, an $11 million comparative benefit from net currency remeasurement and exchange gains in the current year compared with net losses in the prior year, last year’s accruals for costs associated with the Foreign Corrupt Practices Act (“FCPA”) matter, and lower compensation expense. Interest expense for the year decreased by $1.2 million as the impact of higher average debt balances was outweighed by lower average effective interest rates. Interest income increased by $1.5 million compared to last year primarily due to the recognition of interest income on the return of funds escrowed to bond the appeal of the European Commission fine.

The consolidated effective income tax rate for the twelve months ended March 31, 2011, was approximately 32% versus nearly 34% for fiscal year 2010. In both cases, the full year rate was lower than the 35% U.S. federal statutory rate due to the recognition of foreign tax credits and to the reversal of previously recorded liabilities for uncertain tax positions based on favorable resolution or expiration of statutes of limitations for the related tax years.

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected.  A further list and description of these risks, uncertainties, and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and in other documents the Company files with the Securities and Exchange Commission.  This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2010.

At 5:00 p.m. (Eastern Time) on May 23, 2011, the Company will host a conference call to discuss these results.  Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time.  A replay of the webcast will be available at that site through August 3, 2011.  A taped replay of the call will be available through June 13, 2011, by dialing (800) 642-1687.  The confirmation number to access the replay is 68712029.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries.  Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010

Sales and other operating revenues	$680,215	$566,503	$2,571,527	$2,491,738
Costs and expenses
Cost of goods sold	561,437	455,609	2,063,194	1,949,473
Selling, general and administrative expenses	64,939	68,267	251,597	285,056
Other income	—	—	(19,368)	—
Restructuring and impairment costs	7,540	—	21,504	—
Operating income	46,299	42,627	254,600	257,209
Equity in pretax earnings of unconsolidated affiliates	7,681	5,347	8,634	22,376
Interest income	109	327	2,723	1,253
Interest expense	5,813	3,923	23,058	24,210
Income before income taxes	48,276	44,378	242,899	256,628
Income taxes	19,512	20,983	78,349	86,283
Net income	28,764	23,395	164,550	170,345
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(1,648)	3,046	(7,985)	(1,948)
Net income attributable to Universal Corporation	27,116	26,441	156,565	168,397
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders	$23,403	$22,728	$141,715	$153,547

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.00	$0.93	$5.94	$6.21
Diluted	$0.95	$0.90	$5.42	$5.68

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)

	March 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$141,007	$245,953
Accounts receivable, net	335,575	266,960
Advances to suppliers, net	160,616	167,400
Accounts receivable - unconsolidated affiliates	10,433	11,670
Inventories - at lower of cost or market:
Tobacco	742,422	812,186
Other	48,647	52,952
Prepaid income taxes	18,661	13,514
Deferred income taxes	47,009	47,074
Other current assets	73,864	75,367
Total current assets	1,578,234	1,693,076

Property, plant and equipment
Land	14,851	16,036
Buildings	257,380	266,350
Machinery and equipment	555,316	532,824
	827,547	815,210
Less accumulated depreciation	(510,844)	(485,723)
	316,703	329,487
Other assets
Goodwill and other intangibles	99,546	105,561
Investments in unconsolidated affiliates	115,478	106,336
Deferred income taxes	18,177	30,073
Other noncurrent assets	99,729	106,507
	332,930	348,477

Total assets	$2,227,867	$2,371,040

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS—(Continued)
(In thousands of dollars)

	March 31,
	2011	2010
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Notes payable and overdrafts	$149,291	$177,013
Accounts payable and accrued expenses	213,014	259,576
Accounts payable - unconsolidated affiliates	4,154	6,464
Customer advances and deposits	8,426	107,858
Accrued compensation	30,201	30,097
Income taxes payable	12,265	18,991
Current portion of long-term obligations	95,000	15,000
Total current liabilities	512,351	614,999

Long-term obligations	320,193	414,764

Pensions and other postretirement benefits	102,858	96,888

Other long-term liabilities	50,213	69,886

Deferred income taxes	42,847	46,128

Total liabilities	1,028,462	1,242,665

Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares
authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value,
5,000,000 shares authorized, 219,999 shares issued and outstanding
(219,999 at March 31, 2010)	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,240,503
shares issued and outstanding (24,325,228 at March 31, 2010)	191,608	195,001
Retained earnings	825,751	767,213
Accumulated other comprehensive loss	(44,776)	(52,667)
Total Universal Corporation shareholders' equity	1,185,606	1,122,570

Noncontrolling interests in subsidiaries	13,799	5,805

Total shareholders' equity	1,199,405	1,128,375

Total liabilities and shareholders' equity	$2,227,867	$2,371,040

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	Fiscal Year Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$164,550	$170,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,654	41,288
Amortization	1,618	2,208
Provisions for losses on advances and guaranteed loans to suppliers	18,666	18,514
Foreign currency remeasurement (gain) loss, net	(4,424)	9,309
Gain on assignment of farmer contracts and sale of related assets	(19,368)	—
Restructuring and impairment costs	21,504	—
Other, net	4,593	16,254
Changes in operating assets and liabilities, net	(176,575)	(95,684)
Net cash provided by operating activities	54,218	162,234

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(39,129)	(57,577)
Proceeds from assignment of farmer contracts and sale of related assets	34,946	—
Proceeds from sale of property, plant and equipment, and other	5,575	5,019
Other	260	536
Net cash provided (used) by investing activities	1,652	(52,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(39,350)	(5,250)
Issuance of long-term debt	—	99,208
Repayment of long-term debt	(15,000)	(79,500)
Dividends paid to noncontrolling interests	(100)	(104)
Issuance of common stock	—	729
Repurchase of common stock	(46,929)	(32,194)
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,850)
Dividends paid on common stock	(45,321)	(45,882)
Other	—	(1,193)
Net cash used by financing activities	(161,550)	(79,036)

Effect of exchange rate changes on cash	734	2,151
Net increase (decrease) in cash and cash equivalents	(104,946)	33,327
Cash and cash equivalents at beginning of year	245,953	212,626
Cash and cash equivalents at end of year	$141,007	$245,953

See accompanying notes.

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NOTE 1.   BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor.  Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year.  All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature.  Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

NOTE 2.   GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there.  At March 31, 2011, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $52 million, ($73 million including unpaid accrued interest, less $21 million recorded for the fair value of the guarantees).  About 92% of these guarantees expire within one year, and all of the remainder expire within five years.  The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks.  Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers.  The maximum potential amount of future payments that the Company’s subsidiary could be required to make at March 31, 2011, was the face amount, $73 million including unpaid accrued interest ($112 million at March 31, 2010).  The fair value of the guarantees was a liability of approximately $21 million at March 31, 2011 ($26 million at March 31, 2010).  In addition to these guarantees, the Company has other contingent liabilities totaling approximately $54 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities.  While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the matters and does not currently expect that any of them will have a material adverse effect on the Company’s financial position.  However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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NOTE 3.   EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2011	2010	2011	2010

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$27,116	$26,441	$156,565	$168,397
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders
for calculation of basic earnings per share	23,403	22,728	141,715	153,547

Denominator for basic earnings per share
Weighted average shares outstanding	23,400	24,455	23,859	24,732

Basic earnings per share	$1.00	$0.93	$5.94	$6.21

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$23,403	$22,728	$141,715	$153,547
Add: Dividends on convertible perpetual preferred stock (if
conversion assumed)	3,713	3,713	14,850	14,850
Earnings available to Universal Corporation common shareholders
for calculation of diluted earnings per share	27,116	26,441	156,565	168,397

Denominator for diluted earnings per share:
Weighted average shares outstanding	23,400	24,455	23,859	24,732
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,758	4,739	4,750	4,733
Employee share-based awards	327	270	279	197

Denominator for diluted earnings per share	28,484	29,464	28,888	29,662

Diluted earnings per share	$0.95	$0.90	$5.42	$5.68

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NOTE 4.   SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations.  The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2011	2010	2011	2010

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$96,376	$169,887	$340,366	$357,195
Other regions (1)	476,084	324,856	1,944,410	1,895,829
Subtotal	572,460	494,743	2,284,776	2,253,024
Other tobacco operations (2)	107,755	71,760	286,751	238,714

Consolidated sales and other operating revenues	$680,215	$566,503	$2,571,527	$2,491,738

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$16,895	$24,926	$59,278	$57,006
Other regions (1)	31,459	14,807	169,989	182,513
Subtotal	48,354	39,733	229,267	239,519
Other tobacco operations (2)	13,166	8,241	28,658	40,066

Segment operating income	61,520	47,974	257,925	279,585

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(7,681)	(5,347)	(8,634)	(22,376)
Restructuring and impairment costs (4)	(7,540)	—	(21,504)	—
Add: Other income (4)	—	—	19,368	—
Reversal of European Commission fines (4)	—	—	7,445	—

Consolidated operating income	$46,299	$42,627	$254,600	$257,209

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations.  Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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